Exhibit 99.1

Kensey Nash Reports First Quarter Fiscal Year 2006 Results

          EXTON, Pa., Oct. 25 /PRNewswire-FirstCall/ -- Kensey Nash Corporation (Nasdaq: KNSY) today reported results for its first quarter of fiscal year 2006 and updated the Company’s progress on development and marketing of its Endovascular product lines.

          First Quarter Results.  Total revenues for the first quarter were $12.7 million compared to $15.1 million in the prior year period.  The decrease in revenue related to a decline in net sales to two major customers in cardiology and orthopaedics, unrelated to the adoption of products in the end-user market.  Total net sales were $7.5 million compared to $10.1 million in the prior year first quarter.  Royalty income of $5.2 million increased 11% from the quarter ended September 30, 2004 and included $4.6 million in Angio- Seal(TM) royalties, up 11% from the prior period, and $611,000 in royalties from Orthovita (Nasdaq: VITA), up 7% from the prior period, which included $118,000 related to the purchase of additional proprietary rights from the inventor of Vitoss(R).

          Results for the quarter were impacted by the decline in net sales in combination with the Company’s continuing investment in its endovascular direct sales force and research and development pipeline to broaden its base of business.  Furthermore, during the quarter, the Company recognized both accelerated depreciation charges related to the transition to a new facility and, for the first time, recording of equity compensation expense as required by the Financial Accounting Standards Board.  On a pro forma basis, earnings per share were $0.10 compared to $0.26 as reported in the prior year comparable period.  Reported earnings (loss) per share for the quarter were ($0.02).  Pro forma results excluded both an acceleration of depreciation charge of $1.7 million and a charge for the recording of equity compensation expense of $421,000.

          The following chart details the reconcilement from reported income and earnings (loss) per share to the pro forma results:

		ADJUSTMENTS

	As reported	Acceleration of Depreciation	Equity Compensation Expense	Pro forma

Pre-Tax Income	$(520,079)	$1,673,125	$420,746	$1,573,792
Income Tax Benefit/ Expense	337,327	(568,862)	(143,054)	(374,589)
Net Income	$(182,752)	$1,104,263	$277,692	$1,199,203
Weighted Average Shares*	11,456,858	12,377,844	12,377,844	12,377,844
Earnings (Loss) per Share	$(0.02)	$0.09	$0.02	$0.10

*As reported earnings (loss) per share calculation utilizes a basic weighted average shares because of a reported net loss position.  Proforma earnings per share calculation utilizes a fully diluted weighted average shares.

          Net sales of cardiology products during the quarter were $3.3 million compared to $3.9 million for the same period in the prior fiscal year.  The sales decline primarily related to the timing of shipments of Angio-Seal(TM) components during the quarter, which were $2.9 million this fiscal quarter compared to $3.8 million in the prior year quarter.  The Company expects sales of Angio-Seal(TM) components to increase sequentially over the balance of the fiscal year.

          Net sales of orthopaedic products were $3.8 million in the first quarter of fiscal 2006, which includes sales of Vitoss(R) FOAM(TM) products to Orthovita, Inc. of approximately $425,000.  As anticipated by the Company, sales to Orthovita declined significantly from the prior year comparable period, related to timing of launches of Orthovita FOAM(TM) products.  The large volume of products produced last year in support of product launches continues to flow through the distribution channels.  Signifying the success of the products in the marketplace, end-user sales of the Vitoss(R) FOAM(TM) products increased 47% over the prior year comparable quarter. Kensey Nash anticipates that the launch of several new products with both existing and new customers, expected in the spring of 2006, will help to diversify the Company’s revenue base in the orthopaedic sector.

          Kensey Nash’s balance sheet continues to be strong with $114.1 million of total assets, $38.7 million of cash and interest bearing investments, $105.3 million of stockholders’ equity, and no debt reported at September 30, 2005.

          Endovascular Product Line Update.  Net sales of the TriActiv(R) Embolic Protection System were $325,000 during the quarter, and included $235,000 of U.S. sales through the Company’s new endovascular direct sales force.  The Company continues to open new accounts, numbering 74 at September 30th, and is encouraged by the reception of the product in the field.  As a new participant in the endovascular markets, the account opening process is lengthy, however, the number of patients treated with the TriActiv(R) System is steadily growing.  Kensey Nash will use the TriActiv(R) System as a base product for its new endovascular sales force.  A product line expansion, which is expected in the spring of 2006, will include thrombectomy products, also designed to protect the microvasculature from dangerous embolization.  The Company’s thrombectomy products include the ThromCat(TM), a fully disposable easy to use mechanical device, designed to remove moderate to heavy burdens of clot from the vasculature, and QuickCat(TM), a simple clot removal system designed for the removal of soft thrombus.  Both of these products are expected to be available before the end of the fiscal year ending June 30, 2006, based on 510(k) applications that are expected to be submitted within the next 90 days, and will be supported by the Company’s planned expansion of its sales force from 16 currently to 25 to 30 by the end of the fiscal year.

          In addition to the broadening of the Company’s product offerings, the Company is also focused on the expansion of indications and the introduction of new generations of its TriActiv System.  The Company recently announced that it had submitted for IDE approval to commence a U.S. study of its TriActiv system in the carotid anatomy.  The Company anticipates the pilot study will commence by the end of this calendar year.  The carotid market represents an important annual market opportunity of over 500,000 people who suffer from carotid artery disease.

          Facility Transition Plan.  In conjunction with its move to a new 198,000- square-foot facility, the Company is recording an acceleration of depreciation charge related to the leasehold improvement assets of its current four facilities to be abandoned at the time of transition.  The total value of assets to be abandoned was $4.9 million at April 30, 2005 of which an acceleration of depreciation charge of $813,000 was recorded during the Company’s quarter ended June 30, 2005.  During the quarter ending September 30, 2005, the Company recorded a pre-tax $1.7 million, or $0.09 per share, charge for the acceleration of depreciation.  The Company will record the remaining $2.4 million over the next three fiscal quarters as follows: $1.7 million, $454,000 and $324,000 in the second, third and fourth fiscal quarters, respectively.

          Equity Compensation Expense.  Effective for the period ending September 30, 2005, the Company began accounting for equity compensation under the provisions of Statement of Financial Accounting Standards No. 123(R), which requires the cost of share-based payment transactions to be recognized in the financial statements.  The Company utilized the Black-Scholes method to determine such compensation expense and recorded a charge of $421,000, or $0.02 per share tax effected, for equity compensation for the period ended September 30, 2005 and estimates a total fiscal year 2006 charge of $2.8 million (or $0.15 per share tax effected).

          CEO Comments.  “This was a difficult quarter for Kensey Nash with many different factors impacting our results,” commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation.  “While royalties increased 11% over the prior year, related to the continued success of our partners, St. Jude Medical and Orthovita, in their respective markets, our biomaterials sales were adversely impacted by launch timings and inventory planning issues. We believe this slow down in the first quarter will begin to turn around in our second fiscal quarter and improve sequentially throughout the remainder of the fiscal year.”

          “Our company is investing substantially in our direct to market strategy for our TriActiv(R) product platform in order to ensure future growth in sales of these products,” Mr. Kaufmann continued.  We were extremely pleased with our launch activities at the recent Transcatheter Therapeutics Conference (TCT) meeting in Washington, D.C., the first major cardiovascular meeting since the U.S. release of our product in April.  There was a wealth of information presented at the conference which supports our thesis that complete removal of embolic materials is essential for better patient outcomes in a wide variety of anatomies.  We will continue to focus on bringing innovative and effective products to the market to meet this objective.  To this end, I am pleased to report that we expect enrollment in our TriActiv(R) FX ASPIRE trial, a study of the next generation TriActiv(R) device to support commercial sale in the U.S., to be completed by the end of this month.  The Company will submit a 510(k) application within 90 days and we continue to estimate a fourth fiscal quarter launch of this product in the U.S.  We are committed to building our endovascular franchise with our direct sales force and expect to launch three new products in the U.S. markets in the second half of our fiscal year 2006.  We remain confident that our long-term strategy of a direct endovascular business when combined with our strong biomaterials operations, including royalties from Angio-Seal(TM) and spine products, will provide exceptional future growth for our company,” he concluded.

          Fiscal Year 2006 Forecast.  We expect our second quarter will improve modestly from the first quarter with net sales in a range of $7.8 to $8.3 million, royalties in a range of  $5.5 to $5.8 million and earnings per share on a pro forma basis to be in a range of $0.11-$0.13.  We also expect that our second half of the fiscal year will improve substantially due to a rebound in orthopaedic and cardiology sales, and more importantly, the continuing increase in sales of our existing TriActiv(R) System and the anticipated launch of new versions of the TriActiv(R) embolic protection system and thrombectomy products.  Due to uncertainties related to the timing of our regulatory submissions and approvals for the TriActiv(R) product lines, we will not be providing detailed guidance beyond the second quarter at this time.  We will provide further updates as our visibility improves.

          Conference Call and Webcast.  A live webcast of the first quarter fiscal year 2006 conference call will be broadcast October 26, 2005 at 11:00 AM eastern time.  Please visit the financial information page at http://www.kenseynash.com for the link.  To participate in the conference call, interested parties may call 1-480-248-5089.  A replay of the call will also be available starting October 26, 2005 at 2:30 PM Eastern time until October 31, 2005 at 11:59 PM Eastern time by calling 1-800-475-6701, access code 799669.

          About Kensey Nash Corporation.  Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets.  The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device, which is licensed to St. Jude Medical, Inc.  The TriActiv(R) System, a novel embolic protection system, is approved for sale in the U.S.  The TriActiv(R) FX(TM) System, the second generation of the TriActiv(R) System, is approved for sale in the European Union and is being studied in a clinical trial in the U.S.

           Cautionary Note for Forward-Looking Statements.  This press release contains forward-looking statements that reflect the Company’s current expectations about its prospects and opportunities including the Company’s guidance regarding operating results for fiscal 2006.  The Company has tried to identify these forward looking statements by using words such as “expect,” “anticipate,” “estimate,” “plan,” “will,” “forecast,” “believe,” “guidance,” “projection” or similar expressions, but these words are not the exclusive means for identifying such statements.  The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements including, without limitation, the ability of the Company and its customers to obtain necessary regulatory approvals (including future regulatory approvals for the TriActiv(R) and thrombectomy product pipelines) and the timing thereof, the Company’s dependence on three major customers: St. Jude Medical, Arthrex and Orthovita, St. Jude Medical’s success in marketing the Angio-Seal(TM) device, Orthovita’s success in selling co- developed products, demand for and the Company’s ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, sales and marketing success of the TriActiv(R) System, and competition from other technologies in the marketplace.  For a more detailed discussion of these and other factors, please see the Company’s SEC filings, including the disclosure under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

KENSEY NASH CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,

	2005	2004

Revenues:
Net sales	$7,498,456	$10,106,632
Research and development	—	253,292
Royalty income	5,227,716	4,717,470
Total revenues	12,726,172	15,077,394
Operating costs and expenses:
Cost of products sold	4,793,629	4,046,504
Research and development	4,950,421	4,383,524
Selling, general and administrative	3,812,020	2,474,189
Total operating costs and expenses	13,556,070	10,904,217
(Loss)/income from operations	(829,898)	4,173,177
Interest and other income, net	309,819	334,947
Pre-tax (loss)/income	(520,079)	4,508,124
Income tax (benefit)/expense	(337,327)	1,352,437
Net (loss)/income	$(182,752)	$3,155,687
Basic (loss)/earnings per share	$(0.02)	$0.27
Diluted (loss)/earnings per share	$(0.02)	$0.26
Weighted average common shares outstanding	11,456,858	11,514,246
Diluted weighted average common shares outstanding	11,456,858	12,281,315

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2005	June 30, 2005

Assets
Current assets:
Cash, cash equivalents and investments	$38,749,124	$44,889,435
Trade receivables	4,987,565	7,863,940
Other receivables	6,160,404	6,594,240
Inventory	7,141,612	5,657,791
Prepaids and other assets	4,068,881	3,568,141
Deferred tax asset, current	857,504	656,047
Total current assets	61,965,090	69,229,594
Property, plant and equipment, net	44,554,283	38,607,641
Acquired patents and proprietary rights, net	4,315,816	4,515,583
Deferred tax asset, non-current	—	37,347
Goodwill	3,284,303	3,284,303
Total assets	$114,119,492	$115,674,468
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$7,851,198	$10,811,430
Deferred revenue	184,337	271,681
Total current liabilities	8,035,535	11,083,111
Long-term portion of deferred revenue	738,750	738,719
Deferred tax liability, non-current	67,627	—
Total stockholders’ equity	105,277,580	103,852,638
Total liabilities and stockholders’ equity	$114,119,492	$115,674,468

Non-GAAP Financial Measures and Reconciliations

We use various numerical measures in conference calls, investor meetings and other forums which are or may be considered “Non-GAAP financial measures” under Regulation G. We have provided below for your reference supplemental financial disclosure for these measures, including the most directly comparable GAAP measure and an associated reconciliation.

Kensey Nash Corporation
Non-GAAP Financial Measures and Reconciliations

Adjusted (Loss)/Income and Earnings Per Share Reconciliation

		Non-GAAP Adjustments
	As Reported Three Months Ended September 30, 2005			Pro forma Three Months Ended September 30, 2005
		Acceleration of Depreciation 2005	Equity Compensation Expense 2005

Revenues:
Net sales	$7,498,456	$—	$—	$7,498,456
Research and development	—	—	—	—
Royalty income	5,227,716	—	—	5,227,716
Total revenues	12,726,172	—	—	12,726,172
Operating costs and expenses:
Cost of products sold	4,793,629	(881,397)	(25,604)	3,886,628
Research and development	4,950,421	(550,856)	(136,143)	4,263,422
Selling, general and administrative	3,812,020	(240,872)	(258,999)	3,312,149
Total operating costs and expenses	13,556,070	(1,673,125)	(420,746)	11,462,199
(Loss)/income from operations	(829,898)	1,673,125	420,746	1,263,973
Interest and other income, net	309,819	—	—	309,819
Pre-tax (loss)/income	(520,079)	1,673,125	420,746	1,573,792
Income tax (benefit)/expense	(337,327)	568,862	143,054	374,589
Net (loss)/income	$(182,752)	$1,104,263	$277,692	$1,199,203
Basic (loss)/earnings per share	$(0.02)	$0.10	$0.02	$0.10
Diluted (loss)/earnings per share	$(0.02)	$0.09	$0.02	$0.10
Weighted average common shares outstanding	11,456,858	11,456,858	11,456,858	11,456,858
Diluted weighted average common shares outstanding	11,456,858	12,377,844	12,377,844	12,377,844

Note: To supplement our consolidated financial statements presented in accordance with GAAP, Kensey Nash Corporation uses non-GAAP measures of pro forma net income and earnings per share, which are adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our historical and current financial performance and our prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results.

We have adjusted our GAAP results for equity compensation expense and an acceleration of depreciation charge. The Company has excluded the impact of equity compensation related to adopting Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, which became effective for the Company July 1, 2005 and the impact of the acceleration of depreciation charge related to the Company’s move to a new facility expected in June 2006. For the period ending September 30, 2005 equity compensation has been and will continue to be included in the Company’s consolidated results of operations. The acceleration of depreciation charge began in May 2005 and will be complete by June 2006. Both of these non-GAAP measures are non-cash charges and will have no impact on the cash flows of the Company.

These non-GAAP measures will provide investors and management with an alternative method for assessing Kensey Nash’s operating results in a manner consistent with the presentation prior to the adoption of FAS 123(R) and the acceleration of depreciation charge related to the transition to the new facility. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.